Exhibit (99.1)

ChampionX HOLDING InC.

Interim Combined Statements of Income

(unaudited)

	Three Months Ended March 31,
(millions)	2020	2019
Product and equipment sales	$504.4	$524.0
Service and lease sales	54.7	54.3
Net sales	559.1	578.3
Product and equipment cost of sales	353.3	372.4
Service and lease cost of sales	45.1	43.8
Cost of sales (including special (gains) and charges(a))	398.4	416.2
Selling, general and administrative expenses	123.1	131.8
Special (gains) and charges, net	153.9	(4.3)
Operating (loss) income	(116.3)	34.6
Other income, net	(3.6)	(4.4)
(Loss) income before income taxes	(112.7)	39.0
Income tax expense	11.4	8.1
Net (loss) income including noncontrolling interest	(124.1)	30.9
Net income attributable to noncontrolling interest	2.4	2.0
Net (loss) income attributable to ChampionX	$(126.5)	$28.9

(a)Cost of sales includes special (gains) and charges of $0.4 million and $0.5 million in the three months ended March 31, 2020 and 2019, respectively, which are reflected in product and equipment cost of sales.

The accompanying notes are an integral part of the unaudited interim combined financial statements.

ChampionX Holding Inc.

Interim Combined Statements of Comprehensive Income

(unaudited)

	Three Months Ended March 31,
(millions)	2020	2019
Net (loss) income including noncontrolling interest	$(124.1)	$30.9
Foreign currency translation adjustment	(4.7)	19.6
Other activities, net	—	(0.1)
Other comprehensive (loss) income, net of tax	(4.7)	19.5
Total comprehensive (loss) income including noncontrolling interest	(128.8)	50.4
Comprehensive income attributable to noncontrolling interest	2.3	1.9
Comprehensive (loss) income attributable to ChampionX	$(131.1)	$48.5

The accompanying notes are an integral part of the unaudited interim combined financial statements.

ChampionX Holding Inc.

Interim Combined Balance Sheets

(unaudited)

	March 31,	December 31,
(millions)	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$109.7	$67.6
Accounts receivable, net ⸺ third parties	446.0	414.6
Accounts receivable ⸺ related parties	33.2	—
Inventory	408.5	424.0
Other current assets	55.3	44.7
Total current assets	1,052.7	950.9
Property, plant and equipment, net	741.7	756.7
Goodwill	1,516.7	1,671.8
Other intangible assets, net	715.7	744.8
Other assets	172.6	176.9
Total assets	$4,199.4	$4,301.1

LIABILITIES AND NET PARENT INVESTMENT IN CHAMPIONX
Current liabilities
Accounts payable ⸺ third parties	$220.1	$187.0
Accounts payable ⸺ related parties	3.9	1.0
Compensation benefits	33.0	33.8
Other current liabilities	129.9	110.1
Total current liabilities	386.9	331.9
Deferred income taxes	198.7	203.0
Operating lease liabilities	73.2	79.2
Other liabilities	24.9	22.8
Total liabilities	683.7	636.9
Commitments and contingencies (Note 12)

Net Parent investment in ChampionX
Accumulated other comprehensive loss	(363.1)	(358.5)
Net Parent investment in ChampionX	3,878.1	4,020.5
Total net Parent investment in ChampionX	3,515.0	3,662.0
Noncontrolling interest	0.7	2.2
Total net Parent investment in ChampionX and noncontrolling interest	3,515.7	3,664.2
Total liabilities and net Parent investment in ChampionX	$4,199.4	$4,301.1

The accompanying notes are an integral part of the unaudited interim combined financial statements.

ChampionX Holding Inc.

Interim Combined Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
(millions)	2020	2019
OPERATING ACTIVITIES
Net (loss) income including noncontrolling interest	$(124.1)	$30.9
Adjustments to reconcile net (loss) income
Depreciation	23.5	21.3
Amortization	28.0	29.1
Deferred income taxes	(3.8)	(5.0)
Goodwill impairment	147.8	—
Loss (gain) on sale of business	5.6	(0.1)
Loss on sale of property, plant and equipment	0.2	0.7
Income from equity method investments	(0.2)	(0.4)
Other, net	1.3	(0.1)
Changes in operating assets and liabilities:
Accounts receivable and payable, net ⸺ related parties	(30.3)	(2.2)
Accounts receivable ⸺ third parties	(38.0)	3.5
Inventory	12.0	(17.3)
Other assets	(0.5)	(5.0)
Accounts payable ⸺ third parties	35.1	(2.6)
Other liabilities	15.4	(4.9)
Cash provided by operating activities	72.0	47.9

INVESTING ACTIVITIES
Capital expenditures	(13.0)	(14.1)
Property and other assets sold	0.6	0.3
Loan to a supplier	—	(10.0)
Divestiture of businesses	—	5.5
Cash used for investing activities	(12.4)	(18.3)

FINANCING ACTIVITIES
Net transfers to Parent	(13.4)	(23.9)
Net transfers to noncontrolling interest	(4.5)	(0.7)
Acquisition related contingent consideration	(1.6)	—
Other	2.9	0.3
Cash used for financing activities	(16.6)	(24.3)

Effect of exchange rate changes on cash and cash equivalents	(0.9)	1.0
Increase in cash and cash equivalents	42.1	6.3
Cash and cash equivalents, beginning of period	67.6	50.8
Cash and cash equivalents, end of period	$109.7	$57.1

The accompanying notes are an integral part of the unaudited interim combined financial statements.

ChampionX Holding Inc.

Interim Combined Statements of Changes in Net Parent Investment in ChampionX

(unaudited)

	ChampionX
	Accumulated Other	Net Parent		Total Net Parent
	Comprehensive	Investment in	Noncontrolling	Investment in
(millions)	(Loss) Income	ChampionX	Interest	ChampionX
Balance, December 31, 2018	$(348.2)	$4,148.0	$3.4	$3,803.2
New accounting guidance adoption(a)	—	(0.4)	—	(0.4)
Net income	—	28.9	2.0	30.9
Net transfers to Parent	—	(20.8)	—	(20.8)
Net transfers to noncontrolling interest	—	—	(0.7)	(0.7)
Comprehensive income (loss)	19.6	—	(0.1)	19.5
Balance, March 31, 2019	$(328.6)	$4,155.7	$4.6	$3,831.7

Balance, December 31, 2019	$(358.5)	$4,020.5	$2.2	$3,664.2
Net (loss) income	—	(126.5)	2.4	(124.1)
Net transfers to Parent	—	(15.9)	—	(15.9)
Net transfers to noncontrolling interest	—	—	(4.5)	(4.5)
Disposition of noncontrolling interest	—	—	0.7	0.7
Comprehensive loss	(4.6)	—	(0.1)	(4.7)
Balance, March 31, 2020	$(363.1)	$3,878.1	$0.7	$3,515.7

(a)

Upon adoption of Accounting Standards Codification (“ASC”)  Topic 842, Leases,  the Company established right-of-use assets and lease liabilities for operating leases with the cumulative effect of applying the standard recognized as an adjustment to net Parent investment in ChampionX at the beginning of the period adopted.

The accompanying notes are an integral part of the unaudited interim combined financial statements.

ChampionX Holding Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (unaudited)

(Amounts in millions of U.S. dollars, unless otherwise stated)

1. NATURE OF BUSINESS

ChampionX Holding Inc. (“ChampionX” or the “Company”), a wholly owned subsidiary of Ecolab Inc. (“Ecolab” or the “Parent”), was formed to own the assets, liabilities and operations associated with Ecolab’s upstream energy business (the “Upstream Business” or “Upstream”).

The Upstream Business provides applications and technology for drilling, production and midstream, both onshore and offshore. Upstream facilities are owned or leased in locations both domestically and internationally, and the Upstream Business’s products and services are sold in the United States (the “U.S.”), Canada, Europe, Asia Pacific, Latin America, the Middle East and Africa. Upstream’s product offerings address the many critical processes and challenges in the oil and natural gas lifecycle, including corrosion, oil and water separation, paraffin and asphaltene control, scale deposits, hydrogen sulfide impurities, drilling and well stimulation, hydrate control, foaming control, flow restrictions and water treatment needs. Upstream customers include many of the largest publicly traded exploration and production (“E&P”) and service companies, as well as national and independent oil and natural gas companies of all sizes.

The Upstream Business consists of two operating segments: Oilfield Performance and Specialty Performance. Each of the operating segments also represents a reportable segment. Oilfield Performance provides E&P companies solutions to manage and control corrosion, oil and water separation, flow assurance, sour gas treatment and a host of water-related issues. Specialty Performance provides service and equipment to companies that support global E&P companies with products that support well stimulation, construction (including drilling and cementing) and remediation needs in the oil and natural gas industry. Activities that do not meet the quantitative and qualitative criteria to be separately reported have been combined into Corporate and Other. Corporate and Other includes (i) corporate, overhead and shared services expenses, (ii) special gains and charges, (iii) amortization expense related to acquired intangible assets and (iv) revenue and costs for activities that are not a part of the operating segments.

ChampionX Separation from Ecolab

On December 18, 2019, Ecolab entered into definitive agreements to separate and combine ChampionX with Apergy Corporation (“Apergy”) in a Reverse Morris Trust transaction (the “Transaction”). The Transaction is expected to be tax-efficient for Ecolab and its stockholders. The Transaction is subject to customary closing conditions, including (i) Apergy stockholder approval to issue the Apergy common stock in the merger, (ii) consummation of the ChampionX separation from Ecolab and (iii) for Ecolab, receipt of tax opinions.

In connection with the Transaction, ChampionX’s registration statement on Forms S-4 and S-1 under the Securities Act of 1933 (the “Registration Statement”), including the audited combined financial statements of ChampionX as of and for the year ended December 31, 2019, became effective on April 30, 2020.

In connection with the Transaction, ChampionX will enter into, or has already entered into, certain agreements to effect the Transaction and provide a framework for ChampionX’s relationship with Ecolab after the Transaction, including a separation and distribution agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property matters agreement and certain supply and other transitional agreements. These agreements provide or will provide for the allocation between ChampionX and Ecolab of Ecolab’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to the Upstream Businesses or Ecolab’s retained businesses, as applicable, for periods prior to, at and after the Transaction and will govern certain relationships between ChampionX and Ecolab after the Transaction.

Coronavirus Disease 2019 (COVID-19)

In March 2020, COVID-19 was declared a pandemic by the World Health Organization and the Centers for Disease Control and Prevention. Its rapid spread around the world prompted many countries, including the United States, to institute restrictions on travel, public gatherings and certain business operations. In response to these events, ChampionX has taken, and is continuing to take, steps to reduce costs, including reductions in capital expenditures and other ongoing cost initiatives.

As of March 31, 2020, ChampionX has assessed certain accounting matters that require consideration of forecasted financial information, including, but not limited to, the allowance for credit losses and the carrying value of long-lived assets and goodwill. For information regarding the Company’s interim impairment assessment related to goodwill, refer to Note 7.

While there were no significant increases in credit allowances or impairment of long-lived assets resulting from these assessments as of and for the three months ended March 31, 2020, the ultimate impact of the COVID-19 pandemic also depends on factors beyond management’s knowledge or control, including the duration and severity of the pandemic, as well as third-party actions taken to contain the spread of the virus and mitigate its public health effects. Therefore, management cannot estimate the ultimate future impact of the pandemic on the Company’s financial position, results of operations and cash flows, but the impact could be material.

2. BASIS OF PRESENTATION

The accompanying unaudited interim combined financial statements present, on a historical basis, the combined assets, liabilities, revenues and expenses related to the Upstream Business. The assets, liabilities and operations of the Upstream Business have historically been held and managed by various legal entities within Ecolab and do not represent the operations of a single, separate legal entity or a group of separate legal entities.

Historically, the results of operations of the Upstream Business have been reported in Ecolab’s consolidated financial results of operations. The accompanying unaudited interim combined financial statements have been prepared from Ecolab’s historical accounting records in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented on a stand-alone basis as if the Upstream Business had been conducted by ChampionX independently from Ecolab.

The unaudited interim combined financial statements reflect assumptions, estimates and allocations made by Ecolab to depict ChampionX on a stand-alone basis. The unaudited interim combined statements of income reflect allocations of general corporate and overhead expenses from Ecolab, including, but not limited to, executive management, finance, legal, information technology, human resources, regulatory affairs, safety, supply chain and other shared services. Expenses that are specifically identifiable to the Upstream Business are directly recorded to the unaudited interim combined statements of income. The remaining expenses are primarily allocated on the basis of revenues generated or headcount. The Company considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expenses the Company would have incurred as a stand-alone entity for the periods presented. A number of factors, including the chosen organizational structure, division between outsourced and in-house functions and strategic decisions made in areas such as information technology and capital expenditures, would impact the actual costs incurred by the Company. The Company has determined that it is not practicable to determine these stand-alone costs for the periods presented. As a result, the unaudited interim combined financial statements are not indicative of ChampionX’s financial condition, results of operations or cash flows had ChampionX operated the Upstream Business as a stand-alone entity during the periods presented, and the results stated in the unaudited interim combined financial statements are not indicative of ChampionX’s future financial condition, results of operations or cash flows.

Transactions between ChampionX and Ecolab, with the exception of certain related party transactions discussed in Note 6, are reflected as net Parent investment in ChampionX in the unaudited interim combined balance sheets and as a financing activity in net transfers to Parent in the unaudited interim combined statements of cash flows. Refer to Note 6 for additional information regarding related party transactions.

The unaudited interim combined financial statements for the three months ended March 31, 2020 and 2019 have been prepared on the same basis as the ChampionX’s audited combined financial statements, and in the opinion of management, reflect all adjustments necessary for a fair statement of the financial position, results of operations, comprehensive income (loss), equity and cash flows of ChampionX for the interim periods presented. Any adjustments consist of normal recurring items. The combined balance sheet data as of December 31, 2019 was derived from the audited combined financial statements as of and for the year ended December 31, 2019 but does not include all disclosures required by U.S. GAAP.

The financial results for any interim period are not necessarily indicative of results for the full year. The unaudited interim combined financial statements should be read in conjunction with the audited combined financial statements as of and for the year ended December 31, 2019 and the accompanying notes included in the Registration Statement.

Cash and Cash Equivalents, Debt and Supplemental Cash Flow Information

Ecolab utilizes a centralized approach to cash management on a global basis for its subsidiaries, including ChampionX.

Prior to March 1, 2020, a portion of the cash used to fund the operations and investment of the Upstream Business was centrally held by Ecolab and not specifically identifiable to ChampionX. Therefore, such cash balances were not reflected in the combined balance sheets of ChampionX. Prior to March 1, 2020, cash and cash equivalents of ChampionX primarily represented cash held in selected jurisdictions in which the only operations and assets of Ecolab for the periods and as of the dates presented were those of the Upstream Business.

Effective March 1, 2020, ChampionX established its own bank accounts for each jurisdiction in which it operates. Although Ecolab, as the ultimate parent of ChampionX, continues to manage the cash held by ChampionX, ChampionX no longer participates in funding or cash pooling arrangements with Ecolab.

In December 2019, ChampionX and Bank of America, N.A. (“Bank of America”) executed a term loan facility commitment letter pursuant to which Bank of America has committed to provide a term loan, subject to customary conditions, to ChampionX for up to $537.0 million. As of March 31, 2020, there were no outstanding borrowings related to this term loan facility commitment letter.

In the three months ended March 31, 2020, non-cash investing and financing activities include net distributions to Parent of $2.5 million and a note receivable of $5.3 million related the disposition of the Company’s interest in the OOO Kogalym Chemical Plant joint venture with Lukoil Oil Company (“Lukoil”).

In the three months ended March 31, 2019, non-cash investing and financing activities include net contributions from Parent of $3.1 million.

3. SPECIAL GAINS AND CHARGES

Special gains and charges reported in the unaudited interim combined statements of income included the following:

	Three Months Ended March 31,
(millions)	2020	2019
Cost of sales
Restructuring activities	$0.4	$0.5
Subtotal	0.4	0.5
Special (gains) and charges, net
Goodwill impairment	147.8	—
Restructuring activities	0.5	5.2
Other	5.6	(9.5)
Subtotal	153.9	(4.3)
Total special (gains) and charges, net	$154.3	$(3.8)

For segment reporting purposes, special gains and charges are not allocated to the reportable segments.

Restructuring Activities

The Company is impacted by a number of restructuring plans initiated by Ecolab. The Company recorded restructuring charges allocated from Ecolab in the amounts of $0.9 million and $5.7 million in the three months ended March 31, 2020 and 2019, respectively. These restructuring charges have been included as a component of cost of sales and special (gains) and charges, net, in the unaudited interim combined statements of income.

Goodwill Impairment

In the three months ended March 31, 2020, the Company recorded $147.8 million of goodwill impairment to its Specialty Performance reporting unit. The goodwill impairment was non-deductible for income tax purpose and did not have an impact on the income tax amounts as of and for the three months ended March 31, 2020. For more information about the goodwill impairment, refer to Note 7.

Other

In the three months ended March 31, 2020, the Company recorded a $5.6 million loss in special (gains) and charges, net related to the disposition of its interest in the OOO Kogalym Chemical Plant joint venture with Lukoil. Recognition of the loss did not have an impact on the income taxes based on the tax rules and regulations in Russia.

In the three months ended March 31, 2019, the Company recorded a $9.5 million ($8.7 million after tax) gain in connection with costs recovered from a dispute related to a contract terminated in 2017.

4. ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Company makes business acquisitions that align with its strategic business objectives. Assets and liabilities of the acquired businesses are recorded as of the acquisition date and at their respective fair values. The purchase price allocation is based on estimates of the fair value of assets acquired and liabilities assumed. The aggregate purchase price of acquisitions has been reduced for any cash or cash equivalents acquired with the acquisition. There were no business acquisitions in the three months ended March 31, 2020 or 2019.

Dispositions

In the three months ended March 31, 2020, the Company disposed of its 66% interest in the OOO Kogalym Chemical Plant joint venture with Lukoil. Consideration for the transaction is approximately $5.3 million in the form of a note receivable, which was outstanding at March 31, 2020, but was collected in the second quarter of 2020. The disposition resulted in a loss of $5.6 million in the three months ended March, 31, 2020.

In the three months ended March 31, 2019, the Company completed the sale of its 49% investment in the AksaiGasService Champion (“AGSC”) joint venture to a third party for approximately $6.4 million, of which $5.5 million was received in 2019 and $0.9 million was received in 2018. Prior to the sale, the AGSC joint venture was accounted for as an equity method investment. The sale did not result in a material gain or loss.

There were no other business dispositions in the three months ended March 31, 2020 or 2019.

5. BALANCE SHEET INFORMATION

(millions)	March 31, 2020	December 31, 2019
Accounts receivable, net ⸺ third parties
Accounts receivable ⸺ third parties	$452.7	$421.0
Allowance for credit losses (a)	(6.7)	(6.4)
Total	$446.0	$414.6

Inventory
Finished goods	$265.1	$266.1
Raw materials and parts	104.1	123.8
Inventory at FIFO cost	369.2	389.9
FIFO cost to LIFO cost difference	39.3	34.1
Total	$408.5	$424.0

Other current assets
Prepaid assets	$18.9	$17.0
Income tax receivable	18.3	14.2
Taxes receivable, other than income	8.2	12.4
Other	9.9	1.1
Total	$55.3	$44.7

Property, plant and equipment, net
Land	$55.4	$56.1
Buildings and leasehold improvements	373.5	383.0
Machinery and equipment	713.7	712.4
Merchandising and customer equipment	39.3	45.9
Capitalized software	30.1	32.5
Construction in progress	71.5	58.7
Total	1,283.5	1,288.6
Accumulated depreciation	(541.8)	(531.9)
Total	$741.7	$756.7

Other intangible assets
Customer relationships	$1,358.0	$1,363.2
Trademarks	124.8	124.8
Technology	83.9	81.9
Patents	20.4	20.4
Other	0.8	0.8
Total	1,587.9	1,591.1

Accumulated amortization
Customer relationships	(710.3)	(688.6)
Trademarks	(72.6)	(70.0)
Technology	(78.6)	(77.1)
Patents	(10.0)	(9.9)
Other	(0.7)	(0.7)
Total	(872.2)	(846.3)
Net other intangible assets	$715.7	$744.8

(millions)	March 31, 2020	December 31, 2019
Other assets
Operating lease assets	$104.1	$110.9
Loan to a supplier, including accrued interest	26.2	25.9
Equity method investments	18.8	18.7
Deferred tax assets	17.8	17.8
Other	5.7	3.6
Total	$172.6	$176.9

Other current liabilities
Operating lease liability	$30.4	$31.0
Distributor fees	29.8	27.9
Income tax payable	13.8	5.9
Taxes payable, other than income	8.7	10.5
Deferred income	8.4	8.0
Environmental	1.9	2.9
Other	36.9	23.9
Total	$129.9	$110.1

Other liabilities
Environmental	$7.4	$6.5
Long-term debt	0.5	0.3
Other	17.0	16.0
Total	$24.9	$22.8

(a)	Refer to Note 13 for the adoption of Accounting Standards Updates (“ASU”) on credit losses and additional disclosure on allowance for credit losses.

6. RELATED PARTY TRANSACTIONS

Related party transactions in the unaudited interim combined statements of income between the Company and Ecolab are summarized in the following table:

	Three Months Ended March 31,
(millions)	2020	2019
Shared services
Allocated to segments	$2.2	$0.6
Corporate and Other	22.0	25.5
Subtotal	24.2	26.1
Multiemployer pension plans(a)
Net periodic pension service cost in operating (loss) income	2.6	2.9
Net periodic pension non-service benefit in other income, net	(3.2)	(3.9)
Subtotal	(0.6)	(1.0)
Intellectual property
Corporate and Other	1.1	1.0
Subtotal	1.1	1.0
Total related party expenses, net	$24.7	$26.1

(a)In connection with ASU 2017-17, the non-service component of net periodic pension (benefit) cost is presented in other income, net, while the service component of net periodic pension cost is recorded in operating (loss) income. Net periodic pension service cost is recorded within Corporate and Other.

Shared Services

Ecolab provides the Company certain services, which include executive management, finance, legal, information technology, human resources, regulatory affairs, safety, supply chain and other shared services. The Company determined that it is not practicable to determine the cost of these services on a stand-alone basis for the periods presented. Therefore, financial information herein may not reflect the combined financial position, results of operations and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. Management believes that the methods used to allocate expenses to the Company are reasonable. Allocations to the Company for shared services are primarily recorded in selling, general and administrative expenses in the unaudited interim combined statements of income.

Multiemployer Pension Plans

ChampionX employees participate in certain funded and unfunded defined benefit pension and other postretirement benefit plans (the “Shared Plans”) sponsored by Ecolab, which include participants from other Ecolab subsidiaries. For purposes of the unaudited interim combined financial statements, the Shared Plans are accounted for as multiemployer benefit plans. Accordingly, the Company does not record an asset or liability to recognize the funded status of the Shared Plans in the unaudited interim combined balance sheets. The allocated net periodic pension benefits and costs are primarily recorded within Corporate and Other in selling, general and administrative expenses and other income, net in the unaudited interim combined statements of income.

Shared Fixed Assets

Historical cost, accumulated depreciation and depreciation expense for fixed assets at manufacturing plants and other facilities shared with non-ChampionX businesses, where the Company is the primary or exclusive user of the assets (“ChampionX fixed assets”), are included in the unaudited interim combined balance sheets and unaudited interim combined statements of income. When a ChampionX fixed asset is shared with a non-ChampionX business, a reduction to cost of sales or selling, general and administrative expenses is recorded in the unaudited interim combined statements of income to reflect usage by the non-ChampionX business. At shared manufacturing plants and other facilities where the Company is not the primary or exclusive user of the assets, the shared fixed assets are excluded from the unaudited interim combined balance sheets. Accordingly, when the Company uses shared fixed assets, the costs are recorded in cost of sales or selling, general and administrative expenses in the unaudited interim combined statements of income to account for the Company’s use of the shared fixed assets.

Intellectual Property

The Company records royalty expense related to ChampionX’s use of Ecolab’s intellectual property and patents primarily within Corporate and Other in selling, general and administrative expenses in the unaudited interim combined statements of income.

Treasury Functions

Cash and cash equivalents held by Ecolab at the corporate level were not allocated to the Company in any of the periods presented. Prior to March 1, 2020, the Company participated in Ecolab’s centralized cash management and financing programs. Disbursements were made through centralized accounts payable systems operated by Ecolab. Cash receipts were transferred to centralized accounts, also maintained by Ecolab. In preparation for its separation from Ecolab, ChampionX established its own bank accounts effective March 1, 2020. Although Ecolab, as the ultimate parent of ChampionX, continues to manage the cash held by ChampionX, ChampionX no longer participates in funding or cash pooling arrangements with Ecolab. As of March 31, 2020, cash and cash equivalents in the unaudited interim combined balance sheet represented the balances residing in ChampionX’s own bank accounts.

During the operational separation that occurred in the first quarter of 2020, certain customer payments on Upstream invoices were collected by Ecolab’s non-ChampionX subsidiaries. Such payments will be remitted to ChampionX by Ecolab in the second quarter of 2020. As of March 31, 2020, these amounts are recorded in accounts receivable ⸺ related parties on the unaudited interim combined balance sheet. Similarly, the customer payments collected by ChampionX’s subsidiaries on non-Upstream invoices are recorded in accounts payable ⸺ related parties on the unaudited interim combined balance sheet as of March 31, 2020, as these payments will be remitted to Ecolab’s non-ChampionX subsidiaries.

7. GOODWILL AND OTHER INTANGIBLES ASSETS

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. The Company’s reporting units are its operating segments. The Company assesses goodwill for impairment on an annual basis during the third quarter. If circumstances change significantly, the Company would complete an interim goodwill assessment of a reporting unit’s goodwill prior to its next annual assessment. The impairment assessment of goodwill utilizes significant unobservable inputs (Level 3 in the fair value hierarchy as discussed in Note 8) to determine the estimated fair value.

In the three months ended March 31, 2020, oil prices decreased significantly due to decreased demand following the COVID-19 outbreak, a lack of consensus among member nations of the Organization of the Petroleum Exporting Countries (“OPEC”) and other major producers to agree on production reductions and oil producing nations’ response to reduced prices. The culmination of these events has created instability in the oil and gas industry and resulted in sharp declines in the valuations of most industry participants with publicly-traded equity securities. In addition, the uncertainty related to oil demand continues to have a significant impact on the capital expenditures and operating plans of ChampionX’s customers. As a result, the Company performed an interim goodwill impairment assessment for both the Oilfield Performance and Specialty Performance reporting units as of March 31, 2020.

The fair values of the Oilfield Performance and Specialty Performance reporting units were determined by weighting the separate values derived from discounted cash flow methods with estimates of the implied fair values of each reporting unit based on the terms of the Transaction and the value of Apergy’s common stock that will be exchanged as part of the Transaction. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. Included in the estimated fair values of the reporting units are assumptions, including, among other things, estimated future growth rates, discount rates, terminal growth rates and estimates of the stock and cash consideration that will be exchanged as part of the Transaction. Development of these assumptions also included use of significant observable market information and consideration of current market conditions as of March 31, 2020.

Based on the analysis, the Company concluded that the fair value of the Oilfield Performance reporting unit exceeded its carrying amount by more than 13.5% as of March 31, 2020. However, the fair value of the Specialty Performance reporting unit was less than its carrying amount. As a result, the Company recorded a $147.8 million goodwill impairment charge to reduce the carrying amount of the goodwill assigned to the Specialty Performance reporting unit.

If current projections of future cash flows are not met, if market factors outside the Company’s control impact key valuation assumptions, or if management’s expectations or plans otherwise change, the Oilfield Performance reporting unit may become impaired in the future, or the Specialty Performance reporting unit could be further impaired. Recognizing the volatility of current markets, the Company completed various sensitivities for each of its reporting units. With respect to the Oilfield Performance reporting unit, holding all other valuation inputs and assumptions constant, any of a 1.0 percentage point increase in the discount rate, a 1.0 percentage point decrease in the terminal growth rate, a $5, or 22%, decrease in the share price of Apergy’s common stock or a 10% adverse shift in the weighting of the discounted cash flow valuation in relation to implied value based on the terms of the Transaction, would continue to result in a fair value of the Oilfield Performance reporting unit that exceeds its carrying amount. Similar sensitivity analyses for the Specialty Performance reporting unit would increase the amount of the goodwill impairment charge recognized during the three months ended March 31, 2020.

The changes in the carrying amount of goodwill for each of the Company’s reportable segments are as follows:

	Oilfield	Specialty
(millions)	Performance	Performance	Total
December 31, 2019	$1,357.7	$314.1	$1,671.8
Disposition	(2.1)	(0.3)	(2.4)
Impairment	—	(147.8)	(147.8)
Effect of foreign currency translation	(4.1)	(0.8)	(4.9)
March 31, 2020	$1,351.5	$165.2	$1,516.7

Other Intangible Assets

The Company’s other intangible assets primarily include customer relationships, trademarks, patents and technology. Total amortization expense related to other intangible assets in the three months ended March 31, 2020 and 2019 was $28.0 million and $29.1 million, respectively.

8. FAIR VALUE MEASUREMENTS

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Under the accounting standard for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the measurement of that financial instrument’s fair value.

The hierarchy is broken down into three levels:

Level 1 - Inputs are quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 - Inputs include observable inputs other than quoted prices in active markets.

Level 3 - Inputs are unobservable inputs for which there is little or no market data available.

The Company’s financial instruments include cash and cash equivalents, receivables, payables, debt, foreign currency forward contracts and contingent consideration obligations.

The carrying values of cash and cash equivalents, short-term receivables, payables and short-term debt approximate fair value due to their short maturities and are classified within Level 1. Long-term debt was not significant to the combined balance sheets as of March 31, 2020 and December 31, 2019.

The carrying value of foreign currency forward contracts is at fair value, which is determined on a recurring basis based on foreign currency exchange rates as of the balance sheet date and classified within Level 2. The Company’s foreign currency forward contract assets and liabilities measured at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 were not significant.

Contingent consideration obligations are recognized and measured at fair value at the acquisition date and thereafter until settlement. Contingent consideration is classified within Level 3 as the underlying fair value is determined using income-based valuation approaches appropriate for the terms and conditions of each respective contingent consideration obligation. The consideration expected to be paid is based on the Company’s expectations of various financial measures. The ultimate payment of contingent consideration could deviate from current estimates based on the actual results of these financial measures. Contingent consideration as of March 31, 2020 and December 31, 2019 was not material to the Company’s combined balance sheets.

The Company performed an interim goodwill impairment assessment as of March 31, 2020 triggered by the COVID-19 pandemic and energy market downturn. Significant management assumptions, which are Level 3 inputs, are used in determining the fair value of goodwill, a non-recurring fair value measure. Refer to Note 7 for further disclosure regarding the interim goodwill impairment assessment.

9. INCOME TAXES

For purposes of the unaudited interim combined financial statements, the Company’s income taxes are provided for on a “separate return” basis in accordance with ASC Topic 740, Income Taxes, although the Company’s operations have historically been included in the tax returns filed by Ecolab.

The Company’s effective income tax rate was (10.1)% and 20.7% in the three months ended March 31, 2020 and 2019, respectively. The change in the Company’s effective income tax rate for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 was primarily driven by the increase in the valuation allowance for certain foreign jurisdictions, the impact of discrete tax items and special gains and charges, which include non-deductible goodwill impairment and a loss on the disposal of the joint venture with Lukoil. The goodwill impairment and the loss on the disposal both had no impact on income taxes.

The Company’s effective income tax rate in the three months ended March 31, 2020 includes $0.4 million of net tax benefits on special gains and charges. The Company also recognized total net tax expense related to discrete items of $0.7 million in the three months ended March 31, 2020. The discrete tax expense was primarily related to a change in estimate in a non-U.S. jurisdiction.

The Company’s effective income tax rate in the three months ended March 31, 2019 includes $0.5 million of net tax benefits on special gains and charges. The Company recognized total net tax benefits related to discrete items of $1.1 million in the three months ended March 31, 2019. The discrete tax benefits were primarily related to tax rate changes in non-U.S. jurisdictions.

10. REVENUES

Revenue Recognition

Product and Equipment Sales

Product revenue is generated from products sold to customers in the Company’s Oilfield Performance and Specialty Performance businesses. In addition, the Company sells equipment, which may be used in combination with its specialized products. Revenue from the sale of products and equipment is recognized at the time when the obligations in the contract with the customer are satisfied, which generally occurs with the transfer of the product or delivery of the equipment.

Service and Lease Sales

Service and leased equipment revenue is generated from providing services or leasing equipment to the Company’s Oilfield Performance customers. Service offerings include laboratory and logistics services, chemical management services, troubleshooting, reporting, water treatment services or fulfilling deliverables included in the applicable contract. Service and leased equipment revenue is recognized over time when the services are provided to the customer or when the customer receives the benefit of the leased equipment. Service revenue is recognized over time utilizing an input method that aligns such recognition with the periods in which the services are provided. Under this input method, service revenue is typically recognized over time using costs incurred to date, because the effort provided by the field selling and service organization represents services provided, which corresponds with the transfer of control to the customer .

The Company leases water treatment equipment to customers under operating leases. The Company’s accounting policy for these leases is to account for lease and non-lease components separately. The non-lease components, such as product and service revenue, are accounted for under ASC Topic 606, Revenue from Contracts with Customers.

Revenue for leased equipment is accounted for under ASC Topic 842, Leases, and recognized on a straight-line basis over the length of the lease term. Initial lease terms range from one year to five years and most leases include annual renewal options. Lease contracts convey the right for the customer to control the equipment for a period of time as defined by the contract. There are no options for the customer to purchase the equipment; therefore, the equipment remains the property of the Company at the end of the lease term.

The Company’s operating lease revenue was as follows:

	Three Months Ended March 31,
(millions)	2020	2019
Operating lease revenue(a)	$0.6	$1.9

(a)	Includes immaterial short-term and variable lease revenue.

Net Sales by Segment and Geographic Region

The following table shows principal activities, separated by reportable segments, from which the Company generates its revenue. For more information about the Company’s reportable segments, refer to Note 11.

Net sales by reportable segment are as follows:

	Three Months Ended March 31,
(millions)	2020	2019
Oilfield Performance
Product and equipment sales	$457.7	$427.4
Service and lease sales	54.7	54.3
Total Oilfield Performance	512.4	481.7

Specialty Performance
Product and equipment sales	46.7	96.6

Total
Total product and equipment sales	$504.4	$524.0
Total service and lease sales	54.7	54.3

Net sales by geographic region are as follows:

	Oilfield Performance		Specialty Performance
(millions)	2020	2019	2020	2019
United States	$245.4	$219.6	$32.6	$68.7
Middle East and Africa	72.1	71.7	6.5	12.8
Canada	70.4	65.4	1.7	2.9
Europe	65.7	69.9	2.8	3.5
Latin America	39.1	36.7	1.9	4.1
Asia Pacific	19.7	18.4	1.2	4.6
Total	$512.4	$481.7	$46.7	$96.6

Net sales by geographic region were determined based on origin of sale. Outside of the United States and Canada, no sales from a single country were material to the Company’s combined net sales in the three months ended March 31, 2020 or 2019.

Contract Liability

Payments received from customers are based on invoices or billing schedules as established in contracts with customers. Accounts receivable are recorded when the right to consideration becomes unconditional. The contract liability relates to billings in advance of performance (primarily service obligations) under the contract. Contract liabilities are recognized as revenue when the performance obligation has been fulfilled, which primarily occurs during the subsequent quarter.

	Three Months Ended March 31,
(millions)	2020	2019
Contract liability as of beginning of period	$4.8	$5.1
Revenue recognized in the period from:
Amounts included in the contract liability at the beginning of the period	(4.8)	(5.1)
Increases due to billings excluding amounts recognized as revenue during the period	5.3	5.0
Contract liability as of end of period	$5.3	$5.0

11. OPERATING SEGMENTS

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. Operating activities that share similar economic characteristics, products and production processes, end-use markets, channels of distribution and regulatory environments have been organized into two operating segments, which are also the Company’s reportable segments: Oilfield Performance and Specialty Performance. Business activities that do not meet the criteria of an operating segment have been combined into Corporate and Other. Corporate and Other includes (i) corporate and overhead expenses that the Company directly incurred as well as expenses for shared services that have been allocated to the Company by Ecolab, (ii) special gains and charges, (iii) amortization expense related to acquired intangible assets and (iv) revenue and costs for activities that are not a part of the operating segments.

The Company evaluates performance based upon several metrics, of which the primary financial measure is segment operating income. Segment operating income is defined as segment net sales less cost of sales and selling, marketing, research and development costs.

The Company believes that segment operating income is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker, as defined under ASC Topic 280, Segment Reporting, to evaluate the performance of and allocate resources to the Company’s businesses. The Company believes that information about segment operating income assists users of the unaudited interim combined financial statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separately from non-operational factors that affect net income. Segment operating income provides management a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including segment operating income, may not be indicative of future results.

Financial information for each of the Company’s reportable segments is as follows:

Net Sales

	Three Months Ended March 31,
(millions)	2020	2019
Oilfield Performance	$512.4	$481.7
Specialty Performance	46.7	96.6
Total segment net sales	$559.1	$578.3

Operating Income

	Three Months Ended March 31,
(millions)	2020	2019
Segment operating (loss) income
Oilfield Performance	$104.9	$87.3
Specialty Performance	(2.0)	12.1
Total segment operating income	102.9	99.4
Corporate and Other	(219.2)	(64.8)
Total operating (loss) income	$(116.3)	$34.6

Corporate and Other

Components of Corporate and Other that impact operating (loss) income are as follows:

	Three Months Ended March 31,
(millions)	2020	2019
Corporate, overhead and allocated shared services expenses(a)	$37.0	$39.5
Acquired intangible amortization expense	27.9	29.1
Special (gains) and charges, net	154.3	(3.8)
Total Corporate and Other	$219.2	$64.8

(a)Related party allocations for shared services, including the service component of multiemployer pensions and royalties, were $25.7 million and $29.4 million in the three months ended March 31, 2020 and 2019, respectively. Refer to Note 6 for additional information regarding related party allocations. Corporate and overhead expenses directly incurred by the Company were $11.3 million and $10.1 million in the three months ended March 31, 2020 and 2019, respectively.

Other Information

The Company has an integrated supply chain function that serves its reportable segments. Accordingly, asset and capital expenditure information by reportable segment has not been provided and is not available, since the Company does not produce or utilize such information. Depreciation expense allocated for each reportable segment and Corporate and Other is estimated as follows:

	Three Months Ended March 31,
(millions)	2020	2019
Oilfield Performance	$20.4	$16.8
Specialty Performance	1.9	3.4
Corporate and Other	1.2	1.1
Total depreciation expense	$23.5	$21.3

Amortization expense allocated to the reportable segments is related to the Company’s internally developed intangible assets and is not material to the unaudited interim combined statements of income in the three months ended March 31, 2020 or 2019.

12. COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims and contingencies related to, among other things, workers’ compensation, general liability (including product liability), automobile claims, health care claims, environmental matters and lawsuits. The Company is subject to various claims and contingencies related to income taxes, which are discussed in Note 8 to the audited combined financial statements as of and for the year ended December 31, 2019. The Company also has contractual obligations, including lease commitments that are discussed in Note 9 to the audited combined financial statements as of and for the year ended December 31, 2019.

The Company records liabilities where a contingent loss is probable and can be reasonably estimated. If the reasonable estimate of a probable loss is a range, the Company records the most probable estimate of the loss or the minimum amount when no amount within the range is a better estimate than any other amount. The Company discloses a contingent liability even if the liability is not probable or the amount is not reasonably estimable, or both, if there is a reasonable possibility that a material loss may have been incurred.

Litigation and Environmental Matters

The Company is party to various lawsuits, claims and environmental actions that have arisen in the ordinary course of business. These include from time to time commercial, patent infringement, product liability and employment lawsuits, as well as possible obligations to investigate and mitigate the effects on the environment of the disposal or release of certain chemical substances at various sites, such as Superfund sites and other operating or closed facilities. The Company has established accruals for certain lawsuits, claims and environmental matters. The Company currently believes that there is not a reasonably possible risk of material loss in excess of the amounts accrued related to these legal matters. Because litigation is inherently uncertain, and unfavorable rulings or developments could occur, there can be no certainty that the Company may not ultimately incur charges in excess of recorded liabilities. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on the Company’s results of operations or cash flows in the period in which they are recorded. The Company currently believes that such future charges related to suits and legal claims, if any, would not have a material adverse effect on the Company’s combined financial position.

Environmental Matters

The Company is currently participating in environmental assessments and remediation at 13 locations, the majority of which are in the United States, and environmental liabilities have been accrued reflecting management’s best estimate of future costs. Potential insurance reimbursements are not anticipated in the Company’s accruals for environmental liabilities. As of March 31, 2020 and December 31, 2019, environmental liability accruals were $9.3 million and $9.4 million, respectively.

Matters Related to Deepwater Horizon Incident Response

Certain entities that are or will become subsidiaries of ChampionX upon completion of the Transactions (collectively the “COREXIT Defendants”) are among the defendants in a number of class action and individual plaintiff lawsuits arising from the use of COREXIT™ dispersant in response to the Deepwater Horizon oil spill. COREXIT™ is a ChampionX product reported in Corporate and Other. There currently remain three cases pending against COREXIT Defendants relating to the Deepwater Horizon oil spill. The Company believes the claims asserted against COREXIT Defendants in these lawsuits are without merit and intends to defend these lawsuits vigorously. The Company also believes that it has rights to contribution and/or indemnification (including legal expenses) from third parties. However, the Company cannot predict the outcome of these lawsuits, the involvement it might have in these matters in the future, or the potential for future litigation.

13. NEW ACCOUNTING PRONOUNCEMENTS

Standards that are not yet adopted:

Standard	Date of Issuance	Description	Required Date of Adoption	Effect on the Financial Statements
ASU 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes	December 2019

Simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 Income Taxes related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and recognition of deferred tax liabilities for outside basis difference. The new standard also simplifies the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the basis of goodwill.

			January 1, 2021	The Company is currently evaluating the impact of adoption.

Standards that were adopted:

Standard	Date of Issuance	Description	Date of Adoption	Effect on the Financial Statements

ASU 2018-15 - Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force)

August 2018

Aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software (and hosting arrangements that include an internal-use software license). The amendments require an entity (customer) in a hosting arrangement that is a service contract to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense.

			January 1, 2020	The Company adopted the prospective transition method. Adoption of this guidance did not have a material impact on the Company’s combined financial statements.

Standard	Date of Issuance	Description	Date of Adoption	Effect on the Financial Statements
ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment	January 2017

Simplifies subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill.

January 1, 2020

The new standard changes the manner of how goodwill impairment losses are measured when a reporting unit does not pass Step 1 of goodwill assessment guidance in ASC 350. The ASU is applied on a prospective basis upon adoption. Refer to Note 7 for information regarding the impact of this guidance on the Company’s combined financial statements.

Credit Losses ASUs:

ASU 2019-11 - Codification Improvements to Topic 326, Financial Instruments - Credit Losses

ASU 2019-05 - Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief

ASU 2018-19 - Codification Improvements to Topic 326, Financial Instruments - Credit Losses

ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

Various

Addresses the recognition, measurement, presentation and disclosure of credit losses on trade and reinsurance receivables, loans, debt securities, net investments in leases, off balance-sheet credit exposures and certain other instruments. Amends guidance on reporting credit losses from an incurred model to an expected model for assets held at amortized cost, such as accounts receivable, loans, and held-to-maturity debt securities. Additional disclosures will also be required.

January 1, 2020

The Company adopted the standard for expected credit losses using the modified retrospective approach. Adoption of this guidance did not have a material impact on the Company’s combined financial statements. Refer to footnote (a) below for description of the Company’s accounting policy on accounts receivable and allowance for credit losses upon adoption of the standard.

(a)

Accounts receivable are carried at the invoiced amounts, less an allowance for credit losses, and generally do not bear interest. The Company estimates the allowance for expected credit losses by analyzing accounts receivable balances by age and applying historical write-off and collection trend rates. The Company’s estimates separately consider specific circumstances and credit conditions of customer receivables, and whether it is probable balances will be collected. Account balances are written off against the allowance when it is determined the receivable will not be recovered.

The Company’s allowance for credit losses balance also includes an allowance for the expected return of products shipped and credits related to pricing or quantities shipped of $1.1 million and $1.5 million as of March 31, 2020 and December 31, 2019, respectively. Returns and credit activity is recorded directly as a reduction to revenue.

The following table summarizes the activity in the allowance for credit losses:

	Three Months Ended March 31,
(millions)	2020	2019
Beginning balance	$6.4	$8.1
Bad debt expense	1.3	(0.1)
Write-offs	(0.6)	(0.2)
Other (1)	(0.4)	—
Ending balance	$6.7	$7.8

(1)	Other amounts are primarily the effects of changes in currency translations and the impact of allowance for returns and credits.

14. SUBSEQUENT EVENTS

On May 11, 2020, the Company and Ecolab completed the sale of a 25% minority interest in one of their foreign, wholly owned subsidiaries to a third party and separately purchased a 15% interest in another of the Company’s foreign, majority owned subsidiaries from the same third party. The Company continues to maintain control of each subsidiary and includes the accounts of each subsidiary in the Company’s combined financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHAMPIONX

The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) of ChampionX Holding Inc. (“ChampionX” or the “Company”) provides information that ChampionX believes is useful in understanding its operating results, cash flows and financial condition. ChampionX provides quantitative information about the material sales drivers, including the impact of changes in volume, changes in pricing and changes in foreign currency exchange rates at the reportable segment level. ChampionX also provides quantitative information regarding special gains and charges, discrete tax items and other significant factors it believes are useful for understanding its results. This quantitative information is accompanied by comments meant to be qualitative in nature. Qualitative factors are generally ordered based on estimated significance.

The MD&A should be read in conjunction with the ChampionX unaudited interim combined financial statements and accompanying notes included in this document. ChampionX’s combined financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). This discussion contains various non-GAAP financial measures and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

OVERVIEW

ChampionX is a leading provider of on-site, technology-driven chemistry programs and value-enabling solutions and services to the global upstream oil and natural gas industry. ChampionX’s technologies enable customers to safely manage the critical challenges they face throughout the lifecycle of their assets, helping minimize risk, deliver production targets, defer capital investments and maximize profitability. ChampionX provides applications and technology for drilling, production and midstream, both onshore and offshore. ChampionX’s customers include many of the largest publicly traded E&P and service companies, as well as national and independent oil and natural gas companies of all sizes.

ChampionX earns revenue across the lifecycle of wells, which are drilled and completed in days or months and then produce for years. More than 80% of its revenue is generated during the long producing life of the well, which is the most stable and least capital-intensive phase of the lifecycle, improving consistency of revenue and cash flow generation.

With net sales of $559.1 million and $578.3 million in the three months ended March 31, 2020 and 2019, respectively, ChampionX’s product and service portfolio is deployed under a range of conditions in more than 55 countries that include the most technically and geographically demanding environments. ChampionX’s comprehensive offering addresses the many critical processes and challenges in the oil and natural gas lifecycle, including corrosion, oil and water separation, paraffin and asphaltene control, scale deposits, hydrogen sulfide impurities, drilling and well stimulation, hydrate control, foaming control, flow restrictions and water treatment needs. ChampionX also has leading worldwide capabilities and footprint, with nearly 30 manufacturing locations, four technology centers and a comprehensive, reliable supply chain that enables ChampionX to effectively and securely deliver its offering on a global basis.

ChampionX also delivers innovative digital tools that supplement its service and chemical applications, enabling its employees and customers to collaborate in real time regardless of location. ChampionX captures and processes technical data from the field to generate insights, predictions and recommendations to react proactively to challenges arising in customer field operations. These tools increasingly enable ChampionX to connect the industry’s leading technical experts with field personnel to leverage its expertise in real time across the world.

ChampionX’s business comprises two reportable segments: Oilfield Performance and Specialty Performance. Activities that do not meet the quantitative and qualitative criteria to be separately reported have been combined into Corporate and Other.

•

Oilfield Performance – Oilfield Performance generated net sales of $512.4 million and $481.7 million in the three months ended March 31, 2020 and 2019, representing approximately 91.6% and 83.3%, respectively, of

ChampionX’s total net sales. This segment is comprised of sales directly to E&P companies and is typically more stable because of its link to existing production, the lower investment required by customers and the critical support these customers need to help solve their challenges. Nearly all sales in this segment are derived from providing E&P and other customers in the oil and natural gas production and midstream markets with solutions to manage and control corrosion, oil and water separation, flow assurance, sour gas treatment and a host of water-related issues. This wide range of capabilities helps customers to minimize risks of operational interruptions and failures, maximize production targets, extend field life and increase profitability in a safe and responsible manner.

•

Specialty Performance – Specialty Performance generated net sales of $46.7 million and $96.6 million in the three months ended March 31, 2020 and 2019, representing approximately 8.4% and 16.7%, respectively, of ChampionX’s total net sales. This segment is comprised of sales directly to service and equipment companies that support global E&P companies. Nearly all sales in this segment are derived from specialty products that support well stimulation, construction (including drilling and cementing) and remediation needs in the oil and natural gas industry. Specialty Performance products are specifically formulated to help customers manage the challenges involved in developing conventional and unconventional oil and natural gas reserves.

COMBINED RESULTS OF OPERATIONS

Net Sales

	Three Months Ended March 31,
(millions, except for percentages)	2020	2019	Percentage Change
Product and equipment sales	$504.4	$524.0
Service and lease sales	54.7	54.3
Net sales	$559.1	$578.3	(3.3)%

The decrease in net sales was primarily driven by a significant decline in the well stimulation business, which was partially offset by growth in production sales. The percentage components of the period-over-period sales change are shown below:

Three Months Ended
March 31, 2020
Volume	(3.3)%
Price	0.1%
Subtotal	(3.2)%
Foreign currency translation	(0.1)%
Net sales change	(3.3)%

Cost of Sales and Gross Margin

Cost of sales and corresponding gross margins are shown in the table below:

	Three Months Ended March 31,
	2020		2019
	Cost of	Gross	Cost of	Gross
(millions, except for percentages)	Sales	Margin	Sales	Margin
Product and equipment cost of sales	$353.3		$372.4
Service and lease cost of sales	45.1		43.8
Cost of sales and gross margin	398.4	28.7%	416.2	28.0%
Special (gains) and charges, net	0.4	0.1%	0.5	0.1%
Adjusted cost of sales and adjusted gross margin (non-GAAP)	$398.0	28.8%	$415.7	28.1%

Gross margin is defined as net sales less cost of sales divided by net sales. Gross margin was 28.7% and 28.0% in the three months ended March 31, 2020 and 2019, respectively. Gross margins in the three months ended March 31, 2020 and 2019 were impacted by special gains and charges, as described in “—Special Gains and Charges” below.

Adjusted gross margin, which excludes the impact of special gains and charges, was 28.8% in the three months ended March 31, 2020 compared to 28.1% in the three months ended March 31, 2019. The increase was primarily driven by improved delivered product costs and cost saving initiatives, which more than offset lower sales volumes.

Selling, General and Administrative Expenses

	Three Months Ended March 31,
	2020	2019
Selling, general and administrative ratio	22.0%	22.8%

The selling, general and administrative ratio is defined as selling, general and administrative expenses as a percentage of net sales. The decreased selling, general and administrative ratio in the three months ended March 31, 2020 compared to the three months ended March 31, 2019 was driven primarily by cost savings from efficiency programs more than offsetting investments in the business.

Special Gains and Charges

Special gains and charges reported in the unaudited interim combined statements of income included the following items:

	Three Months Ended March 31,
(millions)	2020	2019
Cost of sales
Restructuring activities	$0.4	$0.5
Subtotal	0.4	0.5
Special (gains) and charges, net
Goodwill impairment	147.8	—
Restructuring activities	0.5	5.2
Other	5.6	(9.5)
Subtotal	153.9	(4.3)
Total special (gains) and charges, net	$154.3	$(3.8)

For segment reporting purposes, special gains and charges are not allocated to reportable segments.

Restructuring Activities

ChampionX is impacted by a number of restructuring plans initiated by Ecolab Inc. (“Ecolab”). ChampionX recorded restructuring charges allocated from Ecolab in the amounts of $0.9 million and $5.7 million in the three months ended March 31, 2020 and 2019, respectively. These restructuring charges have been included as a component of cost of sales and special (gains) and charges, net, in the unaudited interim combined statements of income.

Goodwill Impairment

In the three months ended March 31, 2020, the Company recorded $147.8 million of goodwill impairment to its Specialty Performance reporting unit. The goodwill impairment was non-deductible for income tax purpose and did not have an impact on the income tax amounts as of and for the three months ended March 31, 2020. For more information about the goodwill impairment, refer to Note 7 to the unaudited interim combined financial statements.

Other

In the three months ended March 31, 2020, the Company recorded a $5.6 million loss related to the disposition of its interest in the OOO Kogalym Chemical Plant joint venture with Lukoil Oil Company (“Lukoil”). Recognition of the loss did not have an impact on the income taxes based on the tax rules and regulations in Russia.

In the three months ended March 31, 2019, ChampionX recorded a $9.5 million ($8.7 million after tax) gain in connection with costs recovered from a dispute related to a contract terminated in 2017.

Operating Income and Operating Income Margin

Operating income and corresponding operating income margin are shown in the tables below. Operating income margin is defined as operating income divided by net sales.

	Three Months Ended March 31,
(millions, except percentages)	2020	2019	Percentage Change
Operating (loss) income	$(116.3)	$34.6	(436.1)%
Special (gains) and charges, net	154.3	(3.8)
Adjusted operating income (non-GAAP)	$38.0	$30.8	23.3%

Operating (loss) income margin	(20.8)%	6.0%
Adjusted operating income margin (non-GAAP)	6.8%	5.3%

ChampionX incurred an operating loss of $116.3 million in the three months ended March 31, 2020, which included the total impact of $154.3 million from goodwill impairment and other special charges, representing a decrease of $150.9 million, or 436.1%, compared to the operating income of $34.6 million in the three months ended March 31, 2019, which included a net gain of $3.8 million from special (gains) and charges, net.

Adjusted operating income, excluding goodwill impairment and other special (gains) and charges, increased by $7.2 million, or 23.3%, in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The increase was primarily driven by cost savings actions and improved delivered products costs, which more than offset the impact of lower volumes and investments in the business.

Income Taxes

ChampionX’s reported tax rate is impacted by the level of special gains and charges and discrete tax items relative to the reported pre-tax income in a given period. The following table provides a summary of ChampionX’s effective income tax rate:

	Three Months Ended March 31,
	2020	2019
Reported tax rate	(10.1)%	20.7%
Tax rate impact of:
Special gains and charges – goodwill impairment	34.3%	— %
Special gains and charges – all other	4.1%	3.7%
Discrete tax items	(1.6)%	3.1%
Adjusted effective income tax rate (non-GAAP)	26.7%	27.5%

ChampionX’s reported tax rate was (10.1)% and 20.7% in the three months ended March 31, 2020 and 2019, respectively. The change in ChampionX’s reported tax rate includes the increase in the valuation allowance for certain foreign jurisdictions, non-deductible goodwill impairment and a loss on the disposal of the joint venture with Lukoil.

In addition, the tax impact of special gains and charges and discrete tax items have impacted the comparability of ChampionX’s historical reported tax rates because amounts included in special gains and charges are derived from tax jurisdictions with rates that vary from ChampionX’s effective income tax rate, and discrete tax items are not necessarily consistent across periods. The tax impact of special gains and charges and discrete tax items will likely continue to impact comparability of ChampionX’s effective income tax rate in the future.

ChampionX’s effective income tax rate in the three months ended March 31, 2020 includes $0.4 million of net tax benefit on special gains and charges. ChampionX also recognized total net tax expense related to discrete items of $0.7 million in the three months ended March 31, 2020. The discrete expense was primarily related to a change in estimate in non-U.S. jurisdictions.

ChampionX’s effective income tax rate in the three months ended March 31, 2019 includes $0.5 million of net tax benefit on special gains and charges. ChampionX recognized total net tax benefit related to discrete items of $1.1 million in the three months ended March 31, 2019. The discrete tax benefit was primarily related to tax rate changes in non-U.S. jurisdictions.

The change in ChampionX’s adjusted effective income tax rate in the three months ended March 31, 2020 compared to the three months ended March 31, 2019 was primarily driven by the changes in the valuation allowance for certain foreign jurisdictions, geographical mix of income and U.S. taxes on foreign operations.

Adjusted Net Income Attributable to ChampionX (Non-GAAP)

	Three Months Ended March 31,
(millions, except percentages)	2020	2019	Percentage Change
Net (loss) income attributable to ChampionX	$(126.5)	$28.9	(537.7)%
Adjustments:
Special (gains) and charges, net, after tax	153.9	(4.3)
Discrete tax expense (benefit)	0.7	(1.1)
Adjusted net income attributable to ChampionX (non-GAAP)	$28.1	$23.5	19.4%

Adjusted net income attributable to ChampionX increased in the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to improved results of operations.

EBITDA and Adjusted EBITDA (Non-GAAP)

	Three Months Ended March 31,
(millions)	2020	2019
Net (loss) income including noncontrolling interest	$(124.1)	$30.9
Income tax expense	11.4	8.1
Interest (income) expense, net	(0.3)	(0.2)
Depreciation	23.5	21.3
Amortization	28.0	29.1
EBITDA (non-GAAP)	(61.5)	89.2
Special (gains) and charges, net	154.3	(3.8)
Adjusted EBITDA (non-GAAP)	$92.8	$85.4

EBITDA is defined as net (loss) income including noncontrolling interest excluding income tax expense (benefit), interest (income) expense, net, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding special (gains) and charges, net.

EBITDA decreased in the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to a goodwill impairment of $147.8 million and a loss of $5.6 million related to the disposition of the Company’s interest in the OOO Kogalym Chemical Plant joint venture with Lukoil. Adjusted EBITDA increased in the three months ended March 31, 2020 compared to the three months ended March 31, 2019 primarily due to improved results of operations.

SEGMENT PERFORMANCE

ChampionX’s business comprises two operating segments: Oilfield Performance and Specialty Performance. These two operating segments are also ChampionX’s reportable segments based on how its chief operating decision maker analyzes performance, allocates capital and makes strategic and operational decisions. Business activities that do not meet the criteria of an operating segment have been combined into Corporate and Other.

Corporate and Other also includes corporate and overhead expenses that ChampionX directly incurred, expenses for shared services that have been allocated to ChampionX by Ecolab, special gains and charges and amortization expense related to acquired intangible assets.

Additional information about ChampionX’s reportable segments is included in Note 11 to the unaudited interim combined financial statements.

Segment Operating Income

Management evaluates performance based upon several factors, of which the primary financial measure is segment operating income. Segment operating income is defined as segment net sales less cost of sales and selling, marketing, research and development costs.

Segment operating income for each of ChampionX’s reportable segments is as follows:

	Three Months Ended March 31,
(millions)	2020	2019	Percentage Change
Segment operating (loss) income
Oilfield Performance	$104.9	$87.3	20.2%
Specialty Performance	(2.0)	12.1	(116.5)%
Total segment operating income	102.9	99.4	3.5%
Corporate and Other	(219.2)	(64.8)
Total operating (loss) income	$(116.3)	$34.6	(436.1)%

Oilfield Performance

	Three Months Ended March 31,
	2020	2019	Percentage Change
Net sales (millions)	$512.4	$481.7	6.4%

Components of percentage change in net sales:
Volume	6.3%
Price	0.2%
Subtotal	6.5%
Foreign currency translation	(0.1)%
Net sales change	6.4%

Segment operating income (millions)	$104.9	$87.3	20.2%
Segment operating income margin(a)	20.5%	18.1%

(a)	Segment operating income margin is defined as segment operating income divided by segment net sales.

Net Sales

Net sales in the Oilfield Performance business increased 6.4% in the three months ended March 31, 2020 compared to the three months ended March 31, 2019, driven by strong volume growth in North America and modest sales growth in international markets.

Segment Operating Income

Segment operating income in the Oilfield Performance business increased by 20.2% in the three months ended March 31, 2020 compared to the three months ended March 31, 2019 primarily driven by improved sales and segment operating income margin.

Segment operating income margin in the Oilfield Performance business increased by 2.4 percentage points in the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to cost saving actions, sales volume growth and improved delivered product costs that favorably impacted segment operating income margin by 3.2 percentage points, which were partially offset by investments in the business that unfavorably impacted segment operating income margin by 1.2 percentage points.

Specialty Performance

	Three Months Ended March 31,
	2020	2019	Percentage Change
Net sales (millions)	$46.7	$96.6	(51.7)%

Components of percentage change in net sales:
Volume	(51.2)%
Price	(0.4)%
Subtotal	(51.6)%
Foreign currency translation	(0.1)%
Net sales change	(51.7)%

Segment operating (loss) income (millions)	$(2.0)	$12.1	(116.5)%
Segment operating (loss) income margin(a)	(4.3)%	12.5%

(a)	Segment operating income margin is defined as segment operating income divided by segment net sales.

Net Sales

In the three months ended March 31, 2020, net sales in the Specialty Performance business decreased 51.7% compared to three months ended March 31, 2019. The decrease in net sales was due to reduced customer activities in all regions.

Segment Operating Income

The Specialty Performance business incurred a segment operating loss of $2.0 million in the three months ended March 31, 2020, representing a decrease of 116.5% compared to segment operating income of $12.1 million in the three months ended March 31, 2019. The decrease was driven by a reduction in the net sales and in segment operating (loss) income margin.

Segment operating (loss) income margin in the Specialty Performance business decreased by 16.8 percentage points in the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to inventory charges, volume declines and unfavorable mix that negatively impacted segment operating (loss) income margin by 24.5 percentage points. This decrease was partially offset by cost savings actions and improved delivered product costs that favorably impacted segment operating (loss) income margin by 4.4 percentage points.

Corporate and Other

Corporate and Other includes (i) corporate and overhead expenses that ChampionX directly incurred and expenses for shared services that have been allocated to ChampionX by Ecolab, (ii) special gains and charges, (iii) amortization expense related to acquired intangible assets and (iv) revenue and costs for activities that are not operating segments. Amounts for each category are as follows:

	Three Months Ended March 31,
(millions)	2020	2019
Corporate, overhead and allocated shared services expenses(a)	$37.0	$39.5
Acquired intangible amortization expense	27.9	29.1
Special (gains) and charges, net	154.3	(3.8)
Total Corporate and Other	$219.2	$64.8

(a)

Related party allocations for shared services, including the service component of multiemployer pensions and royalties, were $25.7 million and $29.4 million in the three months ended March 31, 2020 and 2019, respectively. Refer to Note 6 to the unaudited interim combined financial statements for additional information regarding related party allocations. Corporate and overhead expenses directly incurred by ChampionX were $11.3 million and $10.1 million in the three months ended March 31, 2020 and 2019, respectively.

Corporate, overhead and allocated shared services expenses decreased in the three months ended March 31, 2020 compared to the three months ended March 31, 2019 due to cost savings from restructuring efforts.

FINANCIAL POSITION, CASH FLOW AND LIQUIDITY

Financial Position

Total assets were $4.2 billion as of March 31, 2020 compared to total assets of $4.3 billion as of December 31, 2019.

Total liabilities were $0.7 billion as of March 31, 2020 compared to total liabilities of $0.6 billion as of December 31, 2019. Long-term debt was not significant to the combined balance sheets as of March 31, 2020 and December 31, 2019.

Cash Flows

Operating Activities

ChampionX continues to generate cash flow from its operations, allowing it to fund its ongoing operations and investments in the business.

	Three Months Ended March 31,
(millions)	2020	2019	Change
Cash provided by operating activities	$72.0	$47.9	$24.1

Comparability of cash generated from operating activities in the three months ended March 31, 2020 and 2019 was primarily impacted by fluctuations in accounts receivable ⸺ third parties, inventories and accounts payable ⸺ third parties (“working capital”), the combination of which increased by $25.5 million in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The cash flow impact across the two periods from working capital accounts was driven by changes in (i) sales volumes and timing of collections, (ii) timing of purchases and production and usage levels of inventory and (iii) volume of purchases and timing of payments. This increase in cash provided by the working capital accounts was offset by a decrease of $28.1 million from accounts receivable and payable, net ⸺ related parties, which was primarily related to customer payments on Upstream invoices collected by Ecolab’s non-ChampionX subsidiaries during the operational separation process. Such payments will be remitted to ChampionX by Ecolab in the second quarter of 2020.

Fluctuations in other liabilities also impacted cash generated from operating activities in the three months ended March 31, 2020 and 2019, driven primarily by the timing of payments for payroll and the amounts of bonuses paid based on the prior year’s business performance.

Investing Activities

Cash used for investing activities is primarily impacted by the timing of business acquisitions and dispositions and capital investments in the business.

	Three Months Ended March 31,
(millions)	2020	2019	Change
Cash used for investing activities	$(12.4)	$(18.3)	$5.9

ChampionX makes capital investments in the business, including machinery, equipment and manufacturing facilities. Total capital expenditures were $13.0 million and $14.1 million in the three months ended March 31, 2020 and 2019, respectively. ChampionX expects to continue to make capital investments in the future to support its long-term growth. In the three months ended March 31, 2020 and 2019, ChampionX also sold property and other assets for total proceeds of $0.6 million and $0.3 million, respectively.

In the three months ended March 31, 2019, ChampionX received $5.5 million for business dispositions and made a loan to a supplier in the amount of $10.0 million.

Financing Activities

Cash used for financing activities primarily reflects cash transfers to Ecolab. Transfers of cash to and from Ecolab are reflected as a component of net Parent investment in ChampionX in the unaudited interim combined balance sheets.

	Three Months Ended March 31,
(millions)	2020	2019	Change
Cash used for financing activities	$(16.6)	$(24.3)	$7.7

Liquidity and Capital Resources

The primary source of liquidity for ChampionX’s business is the cash flow provided by operations, which has historically been transferred to Ecolab to support its overall cash management strategy. Transfers of cash to and from Ecolab have been reflected in net transfers to Parent in the unaudited interim combined statements of cash flows.

As of March 31, 2020, and December 31, 2019, ChampionX had cash and cash equivalents on hand of $109.7 million and $67.6 million, respectively.

In December 2019, ChampionX and Bank of America, N.A. (“Bank of America”) executed a term loan facility commitment letter pursuant to which Bank of America has committed to provide a term loan, subject to customary conditions, to ChampionX for up to $537.0 million. The amount of the term loan borrowing is subject to change. As of March 31, 2020, there were no outstanding borrowings related to this term loan facility commitment letter.

Ecolab utilizes a centralized approach to cash management on a global basis for its subsidiaries, including ChampionX.  Effective March 1, 2020, ChampionX established its own bank accounts for each jurisdiction in which it operates. Although Ecolab, as the ultimate parent of ChampionX, continues to manage the cash held by ChampionX, ChampionX no longer participates in funding or cash pooling arrangements with Ecolab. Historically, ChampionX utilized these arrangements to fund significant expenditures, such as manufacturing capacity expansion and acquisitions.

ChampionX’s ability to fund its operations and capital needs will depend on its ongoing ability to generate cash from operations and access to other sources of liquidity. ChampionX believes that its future cash from operations and access to these sources of liquidity will provide adequate resources to fund working capital needs and make capital expenditures and strategic investments. However, the extent to which the coronavirus and the oil price declines following the announcement of the expiration of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia production cuts in March 2020 will impact ChampionX’s operations and access to additional sources of liquidity depends on future developments that are highly uncertain and cannot be predicted with confidence. Such future developments include the duration and severity of the coronavirus outbreak and the actions to contain the spread, the impact of the deal to cut production that was announced by OPEC and its allies in April 2020 and other variables.

As of March 31, 2020 and December 31, 2019, ChampionX’s gross liability for uncertain tax positions was $3.9 million. ChampionX is not able to reasonably estimate the amount by which the liability will increase or decrease over an extended period of time or whether a cash settlement of the liability will be required. However, at this time, the Company does not expect significant payments related to these obligations within the next year.

Off-Balance Sheet Arrangements

ChampionX does not participate in off-balance sheet financing arrangements. In the normal course of business, ChampionX has established various joint ventures that have not been combined within its financial statements as ChampionX is not the primary beneficiary. The joint ventures help ChampionX meet local ownership requirements, achieve operational scale more quickly, provide customers a more fully integrated offering or provide other benefits to ChampionX’s business or customers. The joint venture entities have not been utilized as special-purpose entities, which are sometimes established for the purpose of facilitating off-balance sheet financial arrangements or other contractually narrow or limited purposes. As a result, ChampionX is not exposed to the financing, liquidity, market or credit risk that could arise from the joint venture entities if it had used the joint venture entities as special-purpose entities.

GLOBAL ECONOMIC AND POLITICAL ENVIRONMENT

Energy Markets

ChampionX’s earnings are subject to volatility in the oil and natural gas commodity markets. The oil and gas industry experienced a significant downturn in 2015 and 2016 as a result of a sharp decline in crude oil prices. Crude oil price volatility continued through 2019 and, partially due to the emergence of the coronavirus disease 2019 (“COVID-19”) pandemic and failure of OPEC and other major producers to agree on production reductions, has become more extreme in 2020. Demand for ChampionX’s products and services is sensitive to the level of capital spending by oil and natural gas companies and the corresponding drilling and production activity. The level of drilling and production activity and refining and petrochemical processing are directly affected by trends in crude oil and natural gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, many of which are beyond the control of the Company. Future movements in oil prices are uncertain; however, lower oil prices could negatively impact ChampionX’s future results of operations and operating cash flows. Refer to “⸺Liquidity and Capital Resources” above for additional discussion regarding liquidity and Note 7 to the unaudited interim combined financial statements for additional discussion on interim goodwill impairment.

Credit Risk

Credit risk represents the loss that ChampionX would incur if a counterparty or customer fails to perform pursuant to the terms of its contractual obligations. Risks surrounding counterparty and customer performance and credit could ultimately affect the amount and timing of expected cash flows. ChampionX has a diversified customer base across various geographies. However, the decline in oil prices in connection with the March 2020 announcement of the expiration of OPEC and Russia production cuts and the ongoing impact of the COVID-19 outbreak could, depending on duration and severity, result in significantly more credit risk in the customer portfolio, potentially including numerous bankruptcies of E&P and oilfield services companies during 2020.

Coronavirus Disease 2019 (COVID-19)

In March 2020, COVID-19 was declared a pandemic by the World Health Organization. The COVID-19 pandemic is affecting major economic and financial markets, while industries are facing the challenges with the economic conditions resulting from efforts to address the pandemic. As the spread of the pandemic increases, the United States and other countries have implemented restrictions to address the COVID-19 outbreak. These restrictions have included restrictions on ChampionX’s employees’ ability to travel and could include temporary closures of ChampionX’s facilities or the facilities of its suppliers or customers, which could further disrupt its business and operations. Accordingly, ChampionX anticipates a reduction to its 2020 results of operations and cash flows due to lower market demand but is not yet able to estimate the impact of the COVID-19 outbreak as it continues to spread globally. In response to these events, ChampionX has taken, and is continuing to take, steps to reduce costs, including reductions in capital expenditures and other ongoing cost initiatives.

Global Economies

Approximately half of ChampionX’s net sales were outside of the United States in the three months ended March 31, 2020 and 2019. ChampionX’s international operations subject ChampionX to changes in economic conditions and foreign currency exchange rates as well as political uncertainty in some countries, which could impact future operating results.

Argentina has continued to experience negative economic trends, evidenced by multiple periods of increasing inflation rates, devaluation of the Argentine Peso and increasing borrowing rates. In 2018, Argentina was classified as a highly inflationary economy in accordance with GAAP, and the U.S. dollar became the functional currency for ChampionX’s subsidiaries in Argentina. In the three months ended March 31, 2020 and 2019, net sales in Argentina represented less than 3% of ChampionX’s combined net sales. Assets held in Argentina as of March 31, 2020 and December 31, 2019 represented 1% of ChampionX’s combined total assets.

Brexit

Effective on January 31, 2020, the United Kingdom (“U.K.”)  formally left the European Union (“EU”) (“Brexit”). The U.K.’s relationship with the EU will no longer be governed by the EU Treaties, but instead by the terms of the Withdrawal Agreement agreed between the U.K. and the EU in late 2019. The Withdrawal Agreement provides for a “transition” period, which commences the moment the U.K. leaves the EU and is currently set to end on December 31, 2020. At the end of the transition period, there may be significant changes to the U.K.’s business environment. While the effects of Brexit will depend on any agreements the U.K. makes to retain access to EU markets or the failure to reach such agreements, the uncertainties created by Brexit, any resolution between the U.K. and EU countries or the failure to reach any such resolutions, could adversely affect ChampionX’s  relationships with customers, suppliers and employees and could adversely affect ChampionX’s business.

In the three months ended March 31, 2020 and 2019, net sales from ChampionX’s U.K. operations were approximately 3.6% and 3.2%, respectively, of its combined net sales.

NEW ACCOUNTING PRONOUNCEMENTS

Information regarding new accounting pronouncements is included in Note 13 to the ChampionX unaudited interim combined financial statements.

NON-GAAP FINANCIAL MEASURES

The ChampionX MD&A includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP financial measures include the following:

•	Adjusted cost of sales
•	Adjusted gross margin

•	Adjusted operating income
•	Adjusted operating income margin
•	Adjusted effective income tax rate
•	Adjusted net income attributable to ChampionX
•	EBITDA
•	Adjusted EBITDA

ChampionX provides these measures as additional information regarding its operating results. ChampionX uses these non-GAAP financial measures internally to evaluate its performance, to make financial, investment and operational decisions, including with respect to incentive compensation. ChampionX believes that its presentation of these non-GAAP financial measures provides investors with greater transparency with respect to its results of operations and that these measures are useful for period-to-period comparison of results.

EBITDA is defined as net income including noncontrolling interest excluding income tax expense (benefit), interest (income) expense, net, depreciation and amortization. ChampionX views EBITDA and adjusted EBITDA as important indicators of the operational and financial health of its organization and use these measures to compare overall company performance to industry performance.

ChampionX’s non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted operating income, adjusted operating income margin, adjusted net income attributable to ChampionX and adjusted EBITDA exclude the impact of special gains and charges, and ChampionX’s non-GAAP financial measure, adjusted effective income tax rate, excludes the impact of special gains and charges and further excludes the impact of discrete tax items and the one-time impact from the enactment of the Tax Cuts and Jobs Act in 2017. ChampionX includes items within special gains and charges and discrete tax items that it believes can significantly affect the period-over-period assessment of operating results and do not necessarily reflect costs and/or income associated with historical trends and future results. After-tax special gains and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special gains and charges.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP financial measures used by other companies. Investors should not rely on any single financial measure when evaluating ChampionX’s business. ChampionX recommends that investors view these non-GAAP financial measures in conjunction with the GAAP measures included in the MD&A and has provided reconciliations of reported GAAP amounts to the non-GAAP amounts.

CRITICAL ACCOUNTING ESTIMATES

In the Registration Statement, ChampionX disclosed its critical accounting estimates in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChampionX” for the year ended December 31, 2019. The discussion below provides an update to the Company’s critical accounting estimates for the three months ended March 31, 2020 and should be read together with the disclosure of critical accounting estimates in the Registration Statement.

Goodwill

ChampionX had total goodwill of $1.5 billion and $1.7 billion as of March 31, 2020 and December 31, 2019, respectively. Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. The Company’s reporting units are its operating segments. The Company assesses goodwill for impairment on an annual basis during the third quarter. If circumstances change significantly, the Company would complete an interim goodwill assessment of a reporting unit’s goodwill prior to its next annual assessment.

2020 First Quarter Interim Goodwill Impairment Assessment

In the three months ended March 31, 2020, oil prices decreased significantly due to decreased demand following the COVID-19 outbreak, a lack of consensus among member nations of the OPEC and other major producers to agree on production reductions and oil producing nations’ response to reduced prices. The culmination of these events has created instability in the oil and gas industry and resulted in sharp declines in the valuations of most industry participants with publicly traded equity securities. In addition, the uncertainty related to oil demand continues to have a significant impact on the capital expenditures and operating plans of ChampionX’s customers. As a result, the Company performed an interim goodwill impairment assessment for both the Oilfield Performance and Specialty Performance reporting units as of March 31, 2020.

The fair values of the Oilfield Performance and Specialty Performance reporting units were determined by weighting the separate values derived from discounted cash flow methods with estimates of the implied fair values of each reporting unit based on the terms of the Transaction, as defined in Note 1 to the unaudited interim combined financial statements, and the value of Apergy’s common stock that will be exchanged as part of the Transaction. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. Included in the estimated fair values of the reporting units are assumptions, including, among other things, estimated future growth rates, discount rates, terminal growth rates and estimates of the stock and cash consideration that will be exchanged as part of the Transaction. Development of these assumptions also included use of significant observable market information and consideration of current market conditions as of March 31, 2020.

Based on the analysis, the Company concluded that the fair value of the Oilfield Performance reporting unit exceeded its carrying amount by more than 13.5% as of March 31, 2020. However, the fair value of the Specialty Performance reporting unit was less than its carrying amount. As a result, the Company recorded a $147.8 million goodwill impairment charge to reduce the carrying amount of the goodwill assigned to the Specialty Performance reporting unit.

If current projections of future cash flows are not met, if market factors outside the Company’s control impact key valuation assumptions, or if management’s expectations or plans otherwise change, the Oilfield Performance reporting unit may become impaired in the future, or the Specialty Performance reporting unit could be further impaired. Recognizing the volatility of current markets, the Company completed various sensitivities for each of its reporting units. With respect to the Oilfield Performance reporting unit, holding all other valuation inputs and assumptions constant, any of a 1.0 percentage point increase in the discount rate,  a 1.0 percentage point decrease in the terminal growth rate, a $5, or 22%, decrease in the share price of Apergy’s common stock or a 10% adverse shift in the weighting of the discounted cash flow valuation in relation to implied value based on the terms of the Transaction, would continue to result in a fair value of the Oilfield Performance reporting unit that exceeds its carrying amount. Similar sensitivity analyses for the Specialty Performance reporting unit would increase the amount of the goodwill impairment charge recognized during the three months ended March 31, 2020.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency

Significant changes in currency exchange rates could cause fluctuations and negative impacts to ChampionX’s results of operations. In the periods presented, ChampionX’s foreign currency translation adjustments were primarily impacted by changes in the British pound sterling, the Canadian dollar, the Russian ruble, the Australian dollar and the Brazilian real. ChampionX enters into contractual arrangements (derivatives) in the ordinary course of business to manage foreign currency exposure. ChampionX does not enter into derivatives for speculative or trading purposes. ChampionX’s use of derivatives is subject to internal policies that provide guidelines for control, counterparty risk, and ongoing monitoring and reporting, and is designed to reduce the volatility associated with movements in foreign exchange rates on ChampionX’s earnings and cash flows.

ChampionX enters into foreign currency forward contracts to hedge certain intercompany financial arrangements and to hedge against the effect of exchange rate fluctuations on transactions related to cash flows denominated in currencies other than U.S. dollars. ChampionX’s foreign currency contracts outstanding as of March 31, 2020 and December 31, 2019 were not significant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains certain statements relating to future events and intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s financial and business performance and prospects, including the impact of the coronavirus outbreak on the Company’s sales, operating results and cash flows and investments in technologies. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the coronavirus, numerous factors will determine the extent of the impact on the business, including the extent to which the pandemic continues to spread; actions by various governments to address the pandemic, such as stay-at-home orders and restrictions on gatherings and travel; scientific advances to combat COVID-19; the time it takes for key end markets to recover; the financial health of customers and channel partners; potential supply chain disruptions; and the health and welfare of the Company’s employees.

Additional risks and uncertainties that may affect operating results and business performance, which include the effects and duration of the COVID-19 pandemic, the vitality of the markets the Company serves, including the impact of oil price fluctuations; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk and reduced sales and earnings in the Company’s international operations resulting from the weakening of local currencies versus the U.S. dollar; the Company’s ability to execute key business initiatives, including restructurings and Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; the Company’s ability to attract, retain and develop high caliber management talent to lead the business; the Company’s ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to the Company’s international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers and vendors; the costs and effects of complying with laws and regulations, including those relating to the environment, to the manufacture, storage, distribution, sale and use of the Company’s products and to labor and employment, as well as to the conduct of the Company’s business generally; the occurrence of litigation or claims, including the pending lawsuits against certain of the Company’s subsidiaries related to the Deepwater Horizon oil spill or class action lawsuits; restraints on pricing flexibility due to contractual obligations; the Company’s ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks described in the Company’s registration statement on Forms S-4 and S-1 filed with the Securities and Exchange Commission (File No. 333-236380). In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. The Company cautions that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Neither Ecolab nor ChampionX undertakes, and each of Ecolab and ChampionX expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.